***Text Omitted and Filed Separately

Confidential Treatment Requested

Under 17 C.F.R. §§ 200.80(b)(4)

And 240.24b-2

Exhibit 10.56

DEVICE DEVELOPMENT AND MANUFACTURING AGREEMENT

This DEVICE DEVELOPMENT AND MANUFACTURING AGREEMENT (“Agreement”) is entered into as of July 1, 2003 (the “Effective Date”), by and between Amylin Pharmaceuticals, Inc. (“Amylin”), a corporation organized and existing under the laws of Delaware, and Eli Lilly and Company (“Lilly”), a corporation organized and existing under the laws of the State of Indiana.  Amylin and Lilly are sometimes referred to herein individually as a “Party” and collectively as “Parties”.  References to “Amylin” and “Lilly” and “Party” or “Parties” shall include their respective Affiliates.

RECITALS

1.             Amylin is developing Compound for the prevention and treatment of diabetes and obesity and potentially other indications.  Pursuant to the terms of a Collaboration Agreement effective September 19, 2002, Lilly and Amylin have agreed to cooperate in the development and marketing of a drug Product that includes a Device as part of the Product.

2.             In furtherance of the goals set forth in the Collaboration Agreement, the Parties desire to enter into this Agreement whereby Lilly will agree to develop, Manufacture and supply a Device as a component of the drug Product containing the Compound.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

When used and capitalized in this Agreement (other than the headings of the Articles and Sections), including the foregoing Recitals, the following terms will have the meanings assigned to them in this Article and include the plural as well as the singular.  Capitalized terms not otherwise defined herein will have the meaning assigned to them in the Collaboration Agreement.

1.1                               “Actual Manufacturing Cost” means those costs actually incurred by Lilly for the acquisition of materials and their conversion into salable Devices.  Such costs include:  (i) the landed cost of purchased materials, including without limitation, invoice price, outside processing costs, freight, duties, and brokers fees (volume or trade discounts will be reflected in the calculation); (ii) conversion costs (including, without limitation, direct labor and direct overhead) directly associated with the manufacturing of a Device;  (iii) replacement costs for Devices that are determined to be defective or recalled during the quality control process or for Devices that are returned to Lilly from Amylin or the customer; (iv) an appropriate allocation of service and administrative departments performing functions which support Manufacturing operations directly associated with the Manufacturing of Devices, including those items as set forth on Exhibit A ; (v) depreciation of Device specific capital investments; (vi) depreciation of an allocation of general manufacturing equipment and facilities directly associated with Manufacturing of Devices; (vii) Device breakage; (viii) obsolete Devices; and (ix) to the extent attributable to the Manufacture of Devices, any other costs considered inventory costs or Costs of Products Sold under Generally Accepted Accounting Principles.  All of these costs, and the methodology to be used in allocating indirect or overhead costs among Manufacturing operations hereunder and other Lilly manufacturing operations, shall be determined in a manner consistent with the internal methods used by Lilly for other products and consistent with Generally Accepted Accounting Practices in the U.S.  The foregoing definition of Actual Manufacturing Cost assumes that Lilly uses Dedicated Capacity for  primary equipment for the Manufacture of Devices.  In the event that Lilly does not use Dedicated Capacity for primary equipment for the Manufacture of Devices, the Parties shall agree in good faith upon an appropriate allocation of costs associated with the Manufacture of Devices based on relative usage.

1.2                               “Applicable Laws” means all applicable statutes, ordinances, regulations, rules or orders of any kind whatsoever of any Governmental Authority, including, without limitation, the FD&C Act, the Regulatory Law, Prescription Drug Marketing Act, Generic Drug Enforcement Act of 1992 (21 U.S.C. §3359, et. seq.), Anti-Kickback Statute (42 U.S.C. §1320 a-7b, et. seq., Resource Conservation and Recovery Act, Clean Water Act, Clean Air Act, the Drug Enforcement Act, Occupational Safety and Health Act, cGMP, cQSR and any comparable laws of any foreign jurisdiction, all as amended from time to time.

1.3                               “cQSR” means the then current Quality System Regulations as defined in the United States code of Federal Regulations, 21 CFR Part 820 and, in the case of foreign jurisdictions, comparable regulatory standards.

1.4                               “Collaboration Agreement” means the Collaboration Agreement set forth in the Recitals of this Agreement, as the same may be amended from time to time.

1.5                               “Commencement Date” means the earlier of the following:  (i) the date upon which all development activities with respect to Devices have been completed as reasonably determined by the DWT or (ii) the date upon which any Regulatory Authority grants either Party Marketing Approval of Product in the U.S.

1.6                               “Committee” means (a) the JDC for so long as the JDC has responsibility for manufacturing matters pursuant to the Collaboration Agreement and (b) the JCC from and after such time as responsibility for manufacturing matters is transferred from the JDC to the JCC pursuant to the Collaboration Agreement.

1.7                               “Dedicated Capacity” means capacity that is designated to be used solely for the Device, including any component or part used solely in relation to the Product.

1.8                               “Device” means a mechanical injection pen for daily use, including any components thereof and all associated labeling and packaging components, individually or incorporated into sub-assemblies, which meets the applicable Specifications, and is assembled with a pre-filled cartridge containing Compound and uses Lilly’s Infinity pen platform, including improvements thereto as from time to time incorporated into the applicable Specifications.

1.9                               “Device Development” means the conduct of all activities consistent with the Device Development Plan that are reasonably required to complete development of the Device including: (i) regulatory affairs, pre-clinical studies and clinical trials in accordance with the cGLPs, cGCPs, cGMPs, and cQSRs or other designated quality standards and Applicable Laws; and (ii) all activities relating to developing the ability to Manufacture Devices to be used for the delivery of Compound, including, without limitation, delivery technologies related to Devices and components thereof, industrial and mechanical design, and Manufacturing and quality assurance technical support, until such time as Manufacturing of Devices intended for commercial sale of Product commences and thereafter to the extent required under applicable law for continued commercial sale of Product.

1.10                        “Device Development Costs” means those costs and expenses incurred by a Party or for its account for Device Development calculated in accordance with Section 4.3 of the Collaboration Agreement to the extent consistent with the Device Development Plan, and any costs incurred for Device Development pursuant to the Collaboration Agreement prior to the Effective Date of this Agreement to the extent consistent with the Development Plan.  Device Development Costs include those costs incurred for FTEs (as defined in the Collaboration Agreement), Product specific Third Party costs, depreciation of Device specific capital investments, and depreciation of an allocation of general Device Development equipment directly associated with the Device Development.  Product specific Third Party costs include, but are not limited to, […***…].

1.11                        “Device Development Plan” will have the meaning set forth in Section 2.2.

1.12                        “DHF” means the Design History File that Lilly will establish and maintain for the Device that will contain or reference all records and submissions necessary to demonstrate that the design was developed in accordance with the approved Device Development Plan.

1.13                        “Effective Date” will have the meaning set forth in the first paragraph of this Agreement.

1.14                        “Five-Year Forecast” will have the meaning set forth in Section 5.1(a).

1.15                        “Forecast” will have the meaning set forth in Section 5.1 of this Agreement.

1.16                        “Force Majeure” will have the meaning set forth in Section 16.14 of this Agreement.

1.17                        “Inspection Period” will have the meaning set forth in Section 5.6(a) of this Agreement.

1.18                        “Latent Defect” means defects that cause the Devices to fail to conform to the Specifications or otherwise fail to conform to the warranties provided pursuant to Section 9.7 hereof, which defects are not discoverable upon reasonable physical inspection as provided in Section 5.6(a).

1.19                        “Manufacture”, “Manufacturing” or “Manufactured” means all operations involved in the manufacturing, quality control testing (including in-process, release and stability testing), assembling, releasing, labeling, packaging and shipping of the Devices as more fully described in the MRD.

*Confidential Treatment Request(ed)

1.20                        “MRD” means the Manufacturing Responsibilities Document, which sets forth written instructions regarding the Manufacture and other technical matters including, without limitation, testing procedures and supply of the Devices under this Agreement.  The Table of Contents of a sample MRD is attached for reference only as Exhibit B.

1.21                        “Party” or “Parties” will have the meaning set forth in the first paragraph of this Agreement.

1.22                        “QA” means the Quality Agreement between the Parties which describes certain quality expectations and responsibilities relating to the development, Manufacture, release testing and supply of the Devices and final assembled Products (assembled pen and cartridge containing Compound) to Amylin.  If the Parties so select, there may be separate QAs for the U.S. and in the Territory outside the U.S.  The Table of Contents of a sample QA is attached for reference only as Exhibit C.

1.23                        “Quality Audit” has the meaning provided in Section 4.6(b) of this Agreement.

1.24                        “Regulatory Authority” means, in a particular country or jurisdiction, any applicable government regulatory authority involved in granting Marketing Approval and/or, to the extent required in such country or jurisdiction, including without limitation, the FDA and any other applicable governmental or regulatory authority in the U.S. having jurisdiction over the Devices, and any successor government authority having substantially the same function, and any foreign equivalent thereof.

1.25                        “Shared Capacity” means capacity that is designated to be used in part for the Devices, including components or parts thereof, and in part for other purposes.

1.26                        “Specifications” means the specifications and quality control testing procedures for Device Development, Manufacturing, final release and testing of a Device and labeling and packaging requirements, which may cover one or more versions of the Device including, without limitation, Devices having different physical features and labeling as set forth in applicable Marketing Approvals, as the same may be modified from time to time by the Parties in accordance with the terms of this Agreement.  The Specifications will be an exhibit to the Quality Agreement.

1.27                        “Successor Manufacturer” shall have the meaning set forth in Section 11.5.4 of this Agreement.

1.28                        “Third Party Supplier” shall have the meaning set forth in Section 4.7 of this Agreement.

ARTICLE 2
GOVERNANCE

2.1                               Governance of Activities.  Governance of the activities contemplated by this Agreement will be effected through the governance structure established in the Collaboration Agreement for Manufacture of Product, except as otherwise specifically provided in this Agreement.

2.2                               Device Working Team.  The Parties will establish the Device Working Team (“Device Working Team” or “DWT”) which will be responsible for development activities with respect to the Device, including development of the Specifications, and any subsequent modifications thereto, and development of assembly and packaging requirements and capacity and ongoing technical support for Device Manufacturing operations.  All Specifications shall be approved by the Committee.  Each Party shall be responsible for obtaining all necessary approvals of the Specifications from such Party’s internal committees prior to the time that the Specifications are submitted to the Committee.

                The DWT shall develop a Device Development Plan (the “Device Development Plan”) that will set forth in detail the Device Development activities to be undertaken, the roles and responsibilities of the Parties with respect thereto, and the timeline for Device Development activities.  The DWT will also prepare a device development budget which will be included within the Device Development Plan.  The Committee shall approve the Device Development Plan.

(a)           Membership.  The DWT shall be comprised of no more than three (3) representatives of each Party.  The Committee shall have principal responsibility for overseeing the activities of the DWT.  Each Party may change its DWT members at any time by written notice to the other.  Such notice may be delivered at a scheduled meeting of the DWT.  The DWT will be chaired by Lilly and the role of the Chairman shall be to convene and preside at the meetings of the DWT.  The Chairman shall not be entitled to prevent items from being discussed or to cast a tie-breaking vote.

(b)           Meetings.  The DWT will hold an in-person organizational meeting at Lilly’s offices in Indianapolis, Indiana, to establish the DWT’s operating procedures.  After such initial meeting, the DWT will meet at such other times as are agreeable to a majority of the DWT members, but no less than once each quarter.  Such meetings may be in-person, via video conference, or via telephone conference.  After the initial meeting, the locations of the in-person meetings will be agreed upon by the Parties.  Each Party will bear the expense of its respective DWT members’ participation in DWT meetings.  At least five (5) business days prior to each DWT meeting, each Party will provide written notice to the other Party of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto.  Material decisions reached at a meeting will be documented and signed by both Parities before the meeting ends.  Written minutes will be kept of all DWT meetings and will reflect, without limitation, material decisions made at such meetings.  Responsibility for keeping minutes will alternate between the Parties, beginning with Lilly.  Meeting minutes will be sent to each member of the DWT for review and approval within five (5) business days after a meeting and deemed approved unless a member of the DWT objects to the accuracy of such minutes within ten (10) business days of receipt.

(c)           Decisions.  The DWT shall act by unanimous vote, and each Party shall have one vote regardless of the number of its representatives serving on the DWT.  In the event of a dispute on any matter within the responsibilities of the DWT, then the matter shall be referred to the Committee for resolution.  If the Committee is unable by mutual agreement to decide or resolve any matter properly presented to it for action, then the matter shall be referred to the Steering Committee for resolution.  Except as otherwise set forth in this Agreement, it is agreed that if the Steering Committee is unable to resolve the issue, it shall be resolved in accordance with the Collaboration Agreement.

2.3                               Internal Committees of a Party.  Each Party will provide the other Party with reasonable advance notice of any internal committee of such Party that has oversight responsibility for Devices incorporating and delivering pharmaceutical products of such Party and its alliance partners where a decision is expected for matters of significance related to Device Development and Manufacture of Devices.  Each Party shall have the right (but not the obligation) to make an appropriate presentation at the other Party’s internal committee meeting regarding such matter or to participate in the meeting in a manner that provides such Party with appropriate input into the proceedings.  A Party’s internal committee will make no determinations binding on the other Party, but may make determinations with respect to itself and its exercise of its rights under this Agreement and the Collaboration Agreement.

ARTICLE 3
PAYMENT OF DEVELOPMENT EXPENSES,
PURCHASE OF PRODUCT AND LIMITATION OF AGREEMENT

3.1                               Payment of Device Development Costs.  Except as otherwise set forth in Section 3.3, all Device Development Costs incurred by either Party pursuant to the Device Development Plan or otherwise approved by the Parties shall be shared equally by the Parties, except that Lilly shall bear eighty percent (80%) of the incremental Device Development Costs for development of Devices in the Territory outside the U.S. and Amylin shall pay twenty percent (20%) of the incremental Device Development Costs.  It shall be presumed that the Device Development Costs are for the U.S., unless (i) the incremental change is specifically required by a Territory outside the U.S., and (ii) the incremental change will not benefit the U.S.  If Amylin believes that the incremental Device Development Costs relating to the change substantially outweighs the benefit of such change to the U.S. market, Amylin shall have the right to submit its concerns to the Committee for discussion and resolution.  If the parties are unable to determine whether the Device Development Costs are for the U.S. or outside the U.S. (“O.U.S.”), then such Device Development Costs shall be deemed […***…] U.S. Device Development Costs and […***…] O.U.S. Device Development Costs.  Any Device Development Costs incurred by the Parties with the knowledge and approval of the other Party prior to the Effective Date, which have not been paid prior to the Effective Date, shall be included in the first reconciliation of expenses occurring after the Effective Date.

3.2                               Purchase of Requirements.  Subject to the terms and conditions of this Agreement, Lilly will be the exclusive Manufacturer of Devices for worldwide distribution of Product pursuant to the terms of the Collaboration Agreement, including, without limitation, Devices for purchase by Amylin for sale of Product in the U.S. market.  Amylin shall purchase its entire requirements for Devices from Lilly.  Lilly shall also Manufacture Devices for its own account for sale by Lilly of Product in the Territory outside the U.S. as contemplated by the Collaboration Agreement.  In the event of any termination of this Agreement by Amylin, and for so long as the Collaboration Agreement continues in full force and effect, Lilly shall have the continued right to Manufacture Devices for sale by Lilly in the Territory outside the U.S., unless Lilly’s continued Manufacture of Devices prevents it from fulfilling its obligation to continue to supply Devices to Amylin pursuant

*Confidential Treatment Request(ed)

to Section 11.6 until such time as the transfer described in Article 11 of this Agreement is complete.  The […***…] shall be included in the Cost of Product Sold as part of the periodic reconciliation of Operating Profits or Losses contemplated in Section 4.5 of the Collaboration Agreement.  Except as expressly permitted by Article 8 hereof, Amylin shall have no right to Manufacture Devices itself, or to use the Devices for any purpose other than delivery of Product pursuant to the Collaboration Agreement.  The Parties agree that this Agreement is not intended to cover the supply of pens in relation to clinical trials of the Product prior to approval by Regulatory Authorities.

3.3                               Sales for Other Purposes.  The Device is intended to be developed based in part on an existing injection pen platform previously developed by Lilly.  Lilly shall be free to continue to use current versions of the Lilly injection pen platform for any purpose, including, without limitation, the delivery of various drugs, and to develop new injection pens that are derived from or incorporate functionality, features, component parts or other aspects of the existing Lilly injection pen platform and/or the Device. If any future injection pen of Lilly incorporates any material functionality, feature, component part or other aspect of the Device that was developed as part of the joint Device Development activities contemplated by this Agreement, then Lilly shall (i) ensure that the future injection pen is reasonably distinguishable in appearance (e.g., shape, color, lettering font, or labeling, etc.) from the Device, and (ii) ensure that manufacture of the future injection pen will not detract from the ability of Lilly, or any material supplier of Lilly, to produce the Device or components thereof.  In consideration of Amylin’s agreement to permit development of future injection pens incorporating functionality, features, component parts or other aspects of the Device, Lilly agrees to bear […***…] of the Device design costs to be paid to […***…].  In addition, in the event Lilly sells to a Third Party for delivery of any drug not marketed or promoted by Lilly, any future injection pen of Lilly incorporating any material functionality, feature, component part or other aspect of the Device, and such material functionality, features, component parts or other aspects of the Device was developed as part of the joint Device Development activities contemplated by this Agreement, Lilly shall pay to Amylin a royalty equal to […***…] of net sales by Lilly of such injection pen, up to a maximum amount equal to the Device Development Costs paid by Amylin, increased by an amount equal to interest at the rate of […***…] compounded annually.

3.4                               Purchase Price.  Amylin shall purchase Devices from Lilly […***…] as contemplated in Section 3.2 of this Agreement.  […***…]

*Confidential Treatment Request(ed)

incurred will be included in Cost of Product Sold as part of the periodic reconciliation of Operating Profits or Losses contemplated in Section 4.5 of the Collaboration Agreement.  Lilly has provided Amylin with the current cost estimate of Devices dated May 8, 2003.  Lilly shall provide Amylin with periodic updates to such cost estimate as they become available.  Lilly will not make any changes to its Manufacturing processes that Lilly anticipates would materially increase the Actual Manufacturing Costs of the Device without first obtaining the Committee’s agreement to such changes.

3.5                               Capital Investments.  Capital investments for development or Manufacturing of the Devices will be made by the Parties based upon the Forecast and Five-Year Forecast discussed in Section 5.1 and recommendations of the Committee.  In the event that capital investments for the Devices are incurred by either Party, relying on such information, and the actual Device quantity requirements are less than anticipated leading to idle equipment, the Parties will equally share in the cost of this equipment to the extent that it cannot be utilized for other uses by Lilly.  Lilly will initially fund all capital costs related to its activities under this Agreement. The initial investment made by Lilly for the capital assets will be depreciated and included in the Actual Manufacturing Costs or Device Development Costs as contemplated in Article 1 of this Agreement.

3.6                               Audits.  Each Party will have the right to audit the other Party’s financial books and records relating to this Agreement and the calculation of Device Development Costs and Actual Manufacturing Cost under the same terms and in the same manner as set forth in Section 4.9(e) of the Collaboration Agreement.

3.7                               Other Supply Chain Arrangements.  The Parties agree that this Agreement is intended only to establish the Parties’ responsibilities related to the development, Manufacture, and purchase of the Devices.  It is anticipated that separate agreements will address supply of the prefilled cartridge.

ARTICLE 4
DEVELOPMENT, MANUFACTURING AND QUALITY

4.1                               Development.  Subject to the terms and conditions of this Agreement, each Party shall use its Commercially Reasonable Efforts to fulfill its obligations under the Device Development Plan.

4.2                               Development of QA.  No later than six (6) months after the Effective Date, the Parties shall prepare and adopt the Quality Agreement.  The Parties shall, at least annually, review the Quality Agreement and shall modify it from time to time as necessary through issuance of a revised section signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification.  The Quality Agreement will be subject to and not inconsistent with the terms of this Agreement, the Collaboration Agreement and the Specifications.  In the event the information in the Quality Agreement on one hand, and this Agreement, the Collaboration Agreement or the Specifications, as applicable, on the other hand, conflict, this Agreement, the Collaboration Agreement or the Specifications, as applicable, will control.

4.3                               Development of MRD.  No later than nine (9) months after the Effective Date, the Parties shall prepare and adopt the MRD.  The Parties shall, at least annually, review the MRD and shall modify it from time to time as necessary through issuance of a revised section signed on behalf of each of the Parties by an authorized representative incorporating the modification and stating the effective date and revision number of the modification.  The MRD will be subject to and not inconsistent with the terms of this Agreement, the Collaboration Agreement, and the Quality Agreement.  In the event the information in the MRD, on the one hand, and this Agreement, the Collaboration Agreement or the Quality Agreement, on the other hand, conflict, the terms of the Collaboration Agreement, this Agreement or the Quality Agreement, as applicable, will control.

4.4                               Manufacturing.  Subject to the terms and conditions of this Agreement, Lilly will use its Commercially Reasonable Efforts to Manufacture Devices for Amylin from Lilly’s facilities, or the facilities of any agent of Lilly approved by Amylin (such approval may not be unreasonably withheld or delayed), at the times and in the quantities set forth by Amylin in a purchase order and subject, however, to the quantity restrictions set forth in this Agreement.  Lilly shall establish Dedicated Capacity for the Manufacture of Devices in accordance with the Device Development Plan or as otherwise directed by the Committee.  Lilly will use its Commercially Reasonable Efforts to ensure that each shipment of Devices:  (i) will have been manufactured in accordance with the Specifications, cGMP and cQSR in effect at the time of Manufacture, (ii) will not be adulterated or misbranded within the meaning of the FD&C Act by Lilly or any of its agents, (iii) will not have been Manufactured or sold in violation of any Applicable Laws in any material respect, and (iv) will have been Manufactured in accordance with applicable Marketing Approvals.

4.5                               Modifications.  The Parties anticipate that the Specifications will be modified from time to time to reflect improvements or modifications to the Device.  Any proposed modification to the Specifications shall be approved by the Committee (subject to Section 5.2 of the Collaboration Agreement) prior to implementation or filing with any Regulatory Authority.  At the time of any approved change in Specifications, the Parties shall identify all costs and risks, including Device Development Costs, resulting from the changes, and a timeline for implementing the changes.

(a)           Amylin acknowledges that the Device will be developed based, in part, upon Lilly’s existing injection pen platform and utilize Manufacturing procedures based in part upon those that Lilly utilizes for pen devices for delivery of other drugs.  Accordingly, Lilly may from time to time request changes to the Specifications or seek to modify its Manufacturing process for the Devices in order to facilitate production of pen devices for delivery of other drugs.  Amylin shall agree to any requested changes provided such modifications do not materially impair the functionality of the Device, increase Actual Manufacturing Costs payable by Amylin or otherwise have a material negative impact on the Device or Amylin.  Lilly will provide Amylin with reasonable advance notice of any proposed material modification and will consult with, and consider in good faith the reasonable comments of Amylin regarding such proposed material modification.  Except for a change required by subsection (c) below, Lilly will be solely responsible for the costs of any such changes requested by it to the extent that such changes do not result in off setting benefit to the Device including costs, quality, performance, or safety, as reasonably agreed by the Parties.

(b)           Either Party will notify the other as soon as practical of any changes to any Specifications or procedures that are required by the FDA, a Regulatory Authority or Applicable Laws that could have an impact on Lilly’s performance of this Agreement.  Lilly shall utilize its Commercially Reasonable Efforts to implement such changes.

(c)           In no event will Lilly be required to make a modification that is prohibited by Applicable Laws or Regulatory Authorities.  In no event will Lilly be prohibited from making a modification that is required by Applicable Laws or Regulatory Authorities under this Section; provided, however, that Lilly shall consult with Amylin prior to making any such modification; and provided further that Lilly shall use its Commercially Reasonable Efforts to implement any such modification.

4.6                               Quality Control and Assurance; cGMP Audit.

(a)           Quality Control and Assurance.  Lilly will use its Commercially Reasonable Efforts to Manufacture the Devices in compliance with the Specifications.  Lilly will perform quality control testing and quality oversight on the Devices to be delivered to Amylin hereunder in accordance with the MRD, Quality Agreement, Specifications, cGMP and cQSRs.

(b)           Access to Lilly Facilities by Amylin Representatives.  Upon no less than forty-five (45) days’ advance written notice to Lilly and, no more than two (2) times each Calendar Year, except in the case of Amylin attendance at inspections by Regulatory Authorities or Quality Audits (defined below) by Amylin that are required by Applicable Laws, Lilly will permit Amylin’s representatives (such representatives to be reasonably acceptable to Lilly) to conduct an audit of Lilly’s facilities during regular business hours for the purpose of making quality control inspections to assure cGMP compliance of the facilities used in the Manufacturing of the Devices for Amylin (the “Quality Audit”).  Amylin representatives shall have the right to reinspect such facilities upon reasonable advance written notice to Lilly, at a time to be agreed by the Parties in the event of significant adverse findings during an Amylin Quality Audit or Regulatory Audit, or Product recalls requiring resolution by the Parties.  Amylin representatives will be advised of the confidentiality obligations under this Agreement, and will follow such security, safety and facility access procedures as are reasonably designated by Lilly.

Lilly may require that at all times the Amylin representatives be accompanied by a Lilly representative to assure protection of Lilly Information or confidential information of a Third Person.  Lilly will respond in writing to any written audit observations provided by Amylin within sixty (60) days in the form of a mutually agreed upon action plan.

(c)           Safety Procedures.  Lilly will have responsibility for developing, adopting and enforcing safety procedures for the handling and production of Devices by Lilly and the handling and disposal of all waste relating thereto.  Lilly’s responsibility for the handling of any particular Device will terminate as to that particular Device upon delivery thereof to Amylin’s common carrier.

(d)           Applicable Laws.  Lilly and Amylin will each comply with all Applicable Laws in performing its obligations hereunder, including, without limitation, laws with respect to the protection of the environment.

4.7                               Third Party Suppliers.  The Parties contemplate that Lilly will assemble, package and label the Devices (“Final Assembly Activities”) and that component parts for the Devices will be provided to Lilly by Third Party suppliers (“Third Party Suppliers”).  The Committee shall be responsible for overseeing negotiations for additional supply contracts with Third Party Suppliers where the Third Party Supplier will be material to the Collaboration, and Lilly shall provide Amylin with the opportunity to review such contracts reasonably in advance of execution, provided that Lilly may redact confidential information unrelated to the supply of component parts for the Devices from the copies of such contracts it provides to Amylin.  Lilly shall use its Commercially Reasonable Efforts to cause Third Party Suppliers to fulfill their obligations under their agreements with Lilly and to make available component parts for the Devices to the Collaboration as contemplated by this Agreement.  The Parties agree that Lilly will not be liable to Amylin, its Affiliates or their respective directors, officers, shareholders, employees or agents for any Third Party Suppliers’ failure to deliver or failure of any Device as a result of components of the Device manufactured by Third Party Suppliers or the failure of such components to comply with applicable Specifications, any representations or warranties of such Third Party Supplier or Applicable Laws, except to the extent such failure to comply is the result of Lilly’s gross negligence or willful misconduct.  In the event Lilly receives any indemnification payments or other recovery from Third Parties performing services on behalf of Lilly for Manufacture of Devices containing Product, such amounts shall be shared equally by the Parties.  To the extent legally or contractually permissible, Lilly shall obtain a written assignment of all patent rights and know-how that such Third Parties may develop by reason of work performed under this Agreement.  Pre-filled cartridges containing drug shall be provided by a supplier mutually acceptable to the Parties, and Lilly shall have no liability under this Agreement for any delay in the availability of cartridges or any defect in the cartridge or drug.

4.8                               Subcontracting.  Lilly may, in its sole discretion, subcontract all or a portion of its Final Assembly Activities, and to the extent that Lilly does subcontract any portion of such Final Assembly Activities, Lilly shall be responsible for such Final Assembly Activities to the same extent as if Lilly had performed such Final Assembly Activities itself.

Amylin may not sublicense any of its rights or obligations under this Agreement to any Third Person except as provided under Section 9.2 of the Collaboration Agreement (only to the extent Amylin could assign such rights or delegate such duties under this Agreement) or as expressly provided under Article 8 hereof.

4.9                               Records.  Each of the Parties shall keep accurate records of its activities under this Agreement.  Lilly will, with respect to each lot of Devices produced by it hereunder, for the longer of (i) any period required by Applicable Laws, or (ii) a period of one (1) year after the expiry of the expiration dating of such lot, keep accurate records of the Manufacture and testing of the Devices produced by it hereunder, including, without limitation, all such records which are required under Applicable Laws and the DHF for Devices.  Access to such records will be made available by Lilly to Amylin during normal business hours upon Amylin’s reasonable written request.  Lilly further agrees to provide Amylin with such information regarding the Manufacture and testing of Devices hereunder as may be required to obtain or maintain Marketing Approval of Product or as may otherwise be required or requested by any Regulatory Authority.

ARTICLE 5
PURCHASE OF DEVICES; FORECASTS

5.1                               Forecasts.

(a)           Five-Year Forecast.  The Committee will submit to DWT no later than the Effective Date an initial five-year forecast in quarters (the “Five-Year Forecast”) of Amylin’s anticipated purchase requirements of Devices for the U.S. and Lilly’s anticipated requirements for the Territory outside the U.S.  Thereafter, the Committee will deliver to Lilly on an annual basis, a good faith forecast in quarters of the quantity of Devices Amylin expects to receive from Lilly during the Term of this Agreement.  The Parties agree that the Five-Year Forecast will be used for planning purposes only and will not be binding on either Party.

(b)           Rolling Production Forecasts.  The Parties will work together to develop forecasts, inventory targets, and production capacity requirements for Manufacture of Devices and submit the same to the Committee.  No later than forty-five (45) days prior to the commencement of each Calendar Quarter following the Commencement Date, the Committee will provide to Lilly an estimate of the total quantity of Devices required to be delivered for the following Calendar Quarter and the succeeding eight Calendar Quarters (the “Forecast”).  The Parties agree that the Forecast will be for general planning purposes only and will not be binding on Lilly or Amylin.  Lilly will maintain a reasonable level of inventory of components and raw materials for the Manufacture of Devices in accordance with its internal practices for products of a similar nature.

5.2                               Safety Stock.  At least ten (10) months before the anticipated launch of Product, the Parties shall mutually agree upon the appropriate levels of safety stock of Devices to be maintained by each Party for its respective territory, which shall in no event be planned to be less than […***…] of forward demand cover held as finished stock.  Safety stocks of cartridges and filled cartridges will also be agreed by the parties.  After the Commencement Date, the Parties shall review safety stock levels on at least a quarterly basis.

5.3                               Limitations of Supply.  Lilly will use its Commercially Reasonable Efforts to make available at least […***…] of the Forecast using Dedicated Capacity.  If at any time Lilly anticipates that it will be unable to supply in whole or in part the quantities of Devices set forth in an Amylin purchase order for any reason, including without limitation, Force Majeure, Lilly will notify Amylin in writing as soon as possible of such anticipated shortfall.  Lilly will also notify Amylin of the underlying reason for the shortfall, proposed remedial measures, the date such inability to supply the full order of Devices is expected to end, and a proposed amount of Devices to be delivered to Amylin.  In the event fewer Devices are available than the Parties desire to purchase, Lilly will allocate available Devices on a pro rata basis based upon the Forecasts included in the most recent annual business plan approved by unanimous vote of the JSC; provided, however, that if a Party believes that a pro rata allocation based upon such Forecasts is not the appropriate allocation method, such Party may request that the Parties meet to discuss the issue, and the other Party shall agree to meet and consider in good faith the reasonable comments of the other Party.  If after such meeting, the Parties are unable to decide on the appropriate method for allocation, then the matter shall be resolved in accordance with Section 3.1(e)(ii) of the Collaboration Agreement. In the event of any manufacturing capacity constraints or raw material shortages affecting the Manufacture of Devices or components thereof to be Manufactured on behalf of Amylin, Lilly may, in its sole discretion, but with no obligation, agree to utilize Non-Dedicated Capacity to Manufacture Devices or components thereof on behalf of Amylin in an effort to supply all or a portion of the quantity of Devices constituting the shortfall of the quantity set forth in Amylin’s purchase order.

5.4                               Purchase Orders.  Amylin will purchase Devices solely by written purchase orders.  The Committee will establish a reasonable minimum order size for Devices prior to submission of the first Forecast, and Amylin shall not submit purchase orders for less than such minimum order size unless otherwise agreed by the Parties.  The terms and conditions of this Agreement will be controlling over any terms and conditions in

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any such purchase orders, Lilly’s acknowledgement forms, or any other forms.  Upon submission to Lilly in accordance with this Section 5.4, a purchase order shall be deemed accepted by Lilly except to the extent it exceeds […***…] of the most recent applicable Forecast; provided however, that acceptance of a purchase order shall not guarantee that Lilly will have supply sufficient to fill such purchase order at the time such purchase order is submitted, it being agreed that Lilly shall fill such purchase order as soon as sufficient supply is available.  Amylin will submit each such written purchase order to Lilly at least ninety (90) days in advance of the date specified in each purchase order by which delivery of the Devices is required.  Notwithstanding the foregoing, Lilly will use Commercially Reasonable Efforts, but will not be obligated, to meet any request of Amylin for delivery of Devices in less than ninety (90) days, and further, Lilly will attempt, but will not be obligated, to accommodate any changes requested by Amylin in delivery schedules for Devices following Lilly’s receipt of purchase orders from Amylin in accordance with this Section 5.4.  Lilly will provide written notice to Amylin of its acceptance or rejection of a specific purchase order within five (5) business days of receipt thereof, provided that Lilly shall not have the right to reject a purchase order submitted to Lilly in accordance with this Section 5.4, except to the extent it exceeds the most recent applicable Forecast by more than […***…]; provided however, that acceptance of a purchase order shall not guarantee that Lilly will have supply sufficient to fill such purchase order at the time such purchase order is submitted, it being agreed that Lilly shall fill such purchase order as soon as sufficient supply is available.  Upon receipt and acceptance of each purchase order by Lilly hereunder, Lilly will use Commercially Reasonable Efforts to supply the Devices in such quantities on the delivery dates specified in such purchase order, unless otherwise mutually agreed to in writing by the Parties, except to the extent such purchase order exceeds the applicable Forecast by more than […***…].

5.5                               Shipment of Devices.  Shipment of Devices ordered by Amylin will be to one or more distribution service providers designated by Amylin.  Lilly will not make direct shipments to final customers in the U.S.  Amylin will select and pay the carrier to be used.  Devices will be shipped FCA Lilly’s Manufacturing facility Incoterms 2000 or as may otherwise be required pursuant to Applicable Laws.  Title and risk of loss or damage to the Devices will remain with Lilly until the Devices are delivered to the carrier, at which time title to the Devices will rest in, and risk of loss or damage to the Devices will pass to Amylin.  Amylin will cause Devices to be picked up at Lilly’s dock no later than fifteen (15) business days after the later of (i) the delivery date specified in the applicable purchase

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order, and (ii) the date Lilly makes such Devices available for shipment.  Any discrepancies between quantity shipped from Lilly and quantity arriving at Amylin will be jointly investigated.

5.6                               Inspection; Rejection.

(a)           Any Devices shipped hereunder shall be received by Amylin subject to inspection and testing by Amylin in accordance with a mutually agreed upon protocol to ensure, to the extent possible, that such Devices meet the Specifications and otherwise comply with the warranties provided in Section 9.7 of this Agreement.  Amylin shall be allowed a maximum of forty-five (45) days from the date of receipt of any shipment for inspection and provision of written notice to Lilly of rejection of any portion or all of that shipment (“Inspection Period”).  If Amylin does not deliver such written notice to Lilly within such Inspection Period, Amylin shall be deemed to have accepted the shipment, except in the case of Latent Defects.

(b)           Promptly following notice of rejection, Lilly and Amylin shall mutually determine whether the rejected shipment conformed to the Specifications and warranties and, if the rejected shipment did not so conform, in what ways the rejected shipment did not so conform.  If the Parties cannot agree upon such issue by the end of the Inspection Period, then the Executive Director, Global Delivery Services (or any successor position) of Lilly and the Vice President, Product Development  (or any successor position) of Amylin shall mutually determine in good faith whether the rejected shipment conformed to the Specifications and warranties, using such further testing procedures as such individuals may agree, including, if such individuals so determine, submitting the rejected items and Specifications to a mutually acceptable, independent laboratory for determination of whether such items conformed to the Specifications and warranties.  Amylin shall provide to Lilly any samples of rejected Devices, as Lilly shall reasonably request for the purpose of performing any additional testing pursuant to this Section 5.6.  The non-prevailing Party shall bear all reasonable costs of such independent laboratory assessment.

(c)           If it is determined that the rejected Devices were non-conforming, then Lilly shall replace such Devices as promptly as practicable. Except as set forth in Section 5.7 below, the Actual Manufacturing Cost of the rejected Devices, the Actual Manufacturing Cost of the replacement Devices and Amylin’s costs of return or disposal of rejected, non-conforming Devices shall be included in Cost of Product Sold for purposes of Article 4 of the Collaboration Agreement, unless and to the extent that such costs are a result of Lilly’s gross negligence or willful misconduct, in which event Lilly shall pay or reimburse such costs to Amylin in full. Rejected or non-conforming Devices shall be returned to Lilly or disposed of, as directed by Lilly.

5.7                             Excessive Rejections

(a)           The DWT shall review the number of non-conforming Devices rejected by Amylin on a quarterly basis.  Beginning […***…] following the date on which Lilly commences the Manufacture of Devices for commercial use, the Parties shall from time to time, as requested by Amylin, review the number of Devices properly rejected by Amylin, both on a cumulative basis from the date that is […***…] after such manufacturing line was placed into service (the “Rejection Measurement Date”) and on a per-batch basis.  The Parties shall meet to discuss the rejection rate and determine an appropriate course of action if the cumulative number of Devices properly rejected by Amylin exceeds (i) […***…] of the total volume of Devices shipped by Lilly to Amylin until such time as Lilly has shipped […***…] to Amylin, and (ii) […***…] of the total volume of Devices shipped by Lilly to Amylin thereafter (the “Cumulative Rejection Rate”).  Unless the Parties agree to a different course of action, the Committee or its designee shall develop a Manufacturing Action Plan intended to reduce the rejection rate to a level below the above-mentioned rates (the “Manufacturing Action Plan”).  The Manufacturing Action Plan shall specify in detail the steps to be taken and an appropriate timetable for action.  All costs of implementing the changes called for in the Manufacturing Action Plan shall be included in Actual Manufacturing Costs, or Development Costs, as appropriate.

(b)           Lilly shall use its Commercially Reasonable Efforts to implement the Manufacturing Action Plan within the timeline established by the Manufacturing Action Plan.  If Lilly fails to utilize Commercially Reasonable Efforts to implement the Manufacturing Action Plan, and as a result the number of Devices rejected by Amylin after the date on which the Manufacturing Action Plan should have been implemented continues to exceed the applicable Cumulative Rejection Rate stated in Section 5.7(a) above over a […***…], then (i) Lilly shall bear the costs of replacing rejected Devices  to the extent the number of such Devices exceeds such Cumulative

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Rejection Rate, and such cost shall not be included in the Cost of Product Sold for resolution in accordance with Article 4 of the Collaboration Agreement, and (ii) Amylin shall have the right to terminate this Agreement for material breach pursuant to Section 11.3(b).

(c)           If Lilly places in service more than one assembly line, or replaces an existing line with a new line, the provisions above shall be applied separately as to each line based upon the production of that line, with the first review to occur […***…] after such new or replacement line is put in service.

(d)           Notwithstanding the foregoing, Lilly shall not be responsible under this Agreement for the cost of any Devices that are rejected as a result of defects caused by the actions of a person other than Lilly (e.g., defects caused by the drug cartridge or components provided by a Third Party Supplier, Devices that are defective because they are out of date).

ARTICLE 6
LABELING AND TRADE DRESS

6.1                               Labeling, Trade Dress and Packaging.  Lilly will use its Commercially Reasonable Efforts to ensure that the Devices are labeled, prepared and packed for shipment in compliance with applicable Marketing Approvals and cGMP, and in accordance with the MRD/Quality Agreement.  All trade dress and packaging for Devices, including use of Product Trademarks, Amylin Marks and Lilly Marks shall be consistent with the requirements of Section 9.5 of the Collaboration Agreement.

6.2                               Lot Numbering.  Lilly’s lot numbers will be affixed on the containers for the Devices and on each shipping carton in accordance with Applicable Laws.

6.3                               Release Testing.  The DWT will establish procedures for release testing of Devices Manufactured by Lilly to ensure that such Devices conform to Applicable Laws.

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ARTICLE 7
REGULATORY AND RECALL

7.1                               Regulatory Responsibility.  All matters related to the Parties’ regulatory responsibilities, including, without limitation, recall of Devices, regulatory communications, cooperation between the Parties, quality assurance and manufacturing audits, will be as set forth in the Collaboration Agreement.  The DWT will also coordinate contacts with Regulatory Authorities with respect to the Device, it being anticipated that each Party shall have the right to participate in key regulatory decisions and meetings.  If any Regulatory Authority requires the Regulatory Lead to have the ability to institute recalls unilaterally in a particular Regulatory Jurisdiction, then the Regulatory Lead shall have such right.  All costs of recall incurred by the Parties in accordance herewith will be shared equally by the Parties, except to the extent due to a Party’s gross negligence or willful misconduct, in which case that Party will be solely responsible for such costs of recall.

ARTICLE 8
INTELLECTUAL PROPERTY

Pursuant to the Collaboration Agreement, the Parties have each granted to the other all licenses to patents, know-how or other intellectual property necessary for the performance of the Parties’ obligations under this Agreement.  Any inventions resulting from the activities contemplated by this Agreement shall also be governed by the provisions of the Collaboration Agreement, except that, in the case of inventions jointly made by the Parties that relate to Devices (“Joint Inventions”), Lilly shall have the right without the consent of Amylin to license or sublicense such Joint Inventions, and in the case of any invention made solely by Amylin (an “Amylin Invention”), Lilly shall have a nonexclusive license to such Amylin Invention.  In addition, if this Agreement is terminated for any reason, then effective upon such termination, Lilly shall, and it hereby does, grant to Amylin a non-exclusive, irrevocable, perpetual, royalty-free license, with the right to sublicense, under intellectual property rights of Lilly claiming the Manufacture, use or sale of Devices solely, to make, have made, use, sell, have sold, offer for sale and import Product in the Territory, subject to the rights of Lilly under the Collaboration Agreement.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF LILLY

                                                Lilly hereby represents and warrants to Amylin that, as of the Effective Date hereof:

9.1                               Organization and Standing.  Lilly is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

9.2                               Power and Authority.  Lilly has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.  The execution, delivery, and performance of this Agreement by Lilly does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Lilly’s organizational documents, bylaws, or any Applicable Law applicable to Lilly, or any material agreement, mortgage, lease, instrument, order, judgment, or decree to which Lilly is a party or by which Lilly is bound.

9.3                               Corporate Action;  Binding Effect. Lilly has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Lilly and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Lilly will constitute, legal, valid, and binding obligations of Lilly enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

9.4                               Governmental Approval.  Except as contemplated by this Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Lilly or the performance by Lilly of its obligations contemplated hereby and thereby.

9.5                               Brokerage.  No broker, finder or similar agent has been employed by or on behalf of Lilly, and no Person with which Lilly has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

9.6                               Litigation.  There are no pending or, to Lilly’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Lilly relating to the subject mater of this Agreement, which, either individually or together with any other, will have a material adverse effect on the ability of Lilly to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

9.7                               Devices Specifications.  Lilly will use Commercially Reasonable Efforts to ensure that as of the date of delivery, all Devices delivered by Lilly to Amylin hereunder:  (i) will conform, in all material respects, to the Specifications in effect at the time of manufacture, (ii) will have been Manufactured in accordance with cGMP and cQSR in effect at the time of manufacture, (iii) will not be adulterated or misbranded by Lilly within the meaning of the FD&C Act, and (iv) will not have been knowingly manufactured or sold in violation of any Applicable Laws of the U.S. in any material respect (collectively, the “Product Warranty”).  Upon delivery to Amylin, FCA Lilly’s Manufacturing facility Incoterms 2000, Lilly will convey good title to such Devices to Amylin as of the date of shipment, free and clear of any lien or encumbrance.

9.8                               Not Debarred.  Lilly is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.  If at any time this representation and warranty is no longer accurate, Lilly will notify Amylin of such fact.

9.9                               Applicable Laws.  Lilly will comply with all Applicable Laws relating to its Manufacture of the Devices.

9.10                        Intellectual Property.  To the best of Lilly’s knowledge, as of the Effective Date, the use of Lilly’s existing pen platform in performance of Device Development as contemplated hereunder does not infringe or misappropriate any valid and enforceable intellectual property rights owned by any Third Party.

9.11                        Implied Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 9, LILLY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND LILLY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES OF AMYLIN

                                                Amylin represents and warrants to Lilly that, as of the Effective Date hereof:

10.1                        Organization and Standing.  Amylin is a company duly organized, validly existing, and in good standing under the laws of Delaware.

10.2                        Power and Authority.  Amylin has all requisite corporate power and authority to execute, deliver, and perform this Agreement and to consummate the transactions contemplated herein.  The execution, delivery, and performance of this Agreement by Amylin does not, and the consummation of the transactions contemplated hereby will not, violate any provisions of Amylin’s organizational documents, bylaws, or any Applicable Laws applicable to Amylin, or any material agreement, mortgage, lease, instrument, order, judgment, or decree to which Amylin is a party or by which Amylin is bound.

10.3                        Corporate Action; Binding Effect. Amylin has duly and properly taken all action required by law, its organizational documents, or otherwise, to authorize the execution, delivery, and performance of this Agreement and the other instruments to be executed and delivered by it pursuant hereto and the consummation of the transactions contemplated hereby and thereby.  This Agreement has been duly executed and delivered by Amylin and constitutes, and the other instruments contemplated hereby when duly executed and delivered by Amylin will constitute, legal, valid, and binding obligations of Amylin enforceable against it in accordance with its respective terms, except as enforcement may be affected by bankruptcy, insolvency, or other similar laws.

10.4                        Governmental Approval.  Except as contemplated by this Agreement, no consent, approval, waiver, order or authorization of, or registration, declaration or filing with, any Regulatory Authority or any other Third Person is required in connection with the execution, delivery and performance of this Agreement, or any agreement or instrument contemplated by this Agreement, by Amylin or the performance by Amylin of its obligations contemplated hereby and thereby.

10.5                        Brokerage.  No broker, finder or similar agent has been employed by or on behalf of Amylin, and no Person with which Amylin has had any dealings or communications of any kind is entitled to any brokerage commission, finder’s fee or any similar compensation, in connection with this Agreement or the transactions contemplated hereby.

10.6                        Litigation.  There are no pending or, to Amylin’s knowledge, threatened judicial, administrative or arbitral actions, claims, suits or proceedings pending as of the date hereof against Amylin relating to the subject matter of this Agreement, which, either individually or together with any other, will have a material adverse effect on the ability of Amylin to perform its obligations under this Agreement or any agreement or instrument contemplated hereby.

10.7                        Not Debarred. Amylin is not debarred and has not and will not use in any capacity the services of any Person debarred under subsections 306(a) or (b) of the Generic Drug Enforcement Act of 1992.  If at any time this representation and warranty is no longer accurate, Amylin will immediately notify Lilly of such fact.

10.8                        Applicable Laws.  Amylin will comply with Applicable Laws relating to its distributing, marketing, promoting and selling of the Devices.

10.9                        Implied Warranties.  EXCEPT AS EXPRESSLY PROVIDED IN THIS ARTICLE 10, AMYLIN MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AMYLIN SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE AND WARRANTY OF NONINFRINGEMENT.

ARTICLE 11
TERM OF MANUFACTURING AGREEMENT; TERMINATION

11.1                        Term of Manufacturing Agreement.  Unless earlier terminated in accordance with this Article 11, this Agreement will take effect and commence on the Effective Date and will expire, at such time as the Collaboration Agreement expires.  In the event of termination of the Collaboration Agreement prior to its expiration, this Agreement shall continue in effect unless terminated at the option of either Party as provided in Section 11.3(c) below.

11.2                        Termination Without Cause.  After the second anniversary date of the Commencement Date, either Party may terminate this Agreement by providing the other Party […***…] advance written notice of such termination.

11.3                        Termination For Cause.  In addition to each Party’s right to terminate under Section 11.2 above, this Agreement may be terminated as follows:

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(a)           A Party may terminate this Agreement immediately by providing written notice to the other Party if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, or a voluntary petition of bankruptcy is filed in any court of competent jurisdiction by the other Party or an involuntary petition for relief under the United States Bankruptcy Code is filed in a court of competent jurisdiction against the other Party which is not dismissed within thirty (30) days of its filing, or the other Party makes or executes any assignment for the benefit of creditors.

(b)           Either Party may terminate this Agreement in the event of a material breach of this Agreement by the other; provided that if the breaching Party cures such material breach within the cure period provided in Section 11.4, then the other Party will be obligated to continue to perform its obligations under this Agreement, and this Agreement will continue in full force and effect.

(c)           Either Party may terminate this Agreement immediately in the event the Collaboration Agreement is terminated for any reason.

11.4                        Procedures for Termination for Material Breach.  A termination of this Agreement pursuant to Section 11.3(b) shall not be effective unless the terminating Party complies with the following procedures:

The terminating Party will give the other Party prior written notice thereof, specifying in reasonable detail the alleged material breach, and if such alleged material breach or material default continues unremedied for a period of thirty (30) days after the date of receipt of the notification or, if the material breach reasonably cannot be corrected or remedied within thirty (30) days, then if (i) the defaulting Party has not commenced remedying said material breach within said thirty (30) days and is not diligently pursuing completion of same, or (ii) said material breach or material default has not been corrected or remedied within one-hundred twenty (120) days, then such terminating Party may immediately terminate this Agreement by again providing written notification to the defaulting Party and such termination shall be effective as of the date that such notice was delivered to the other Party.  This Section 11.4 will not be exclusive and will not be in lieu of any other remedies available to a Party hereto for any breach or default hereunder on the part of the other Party.

11.5                        Effect of Termination.

11.5.1              Upon termination of this Agreement for any reason (whether due to breach of either Party or otherwise), Lilly will furnish to Amylin a complete written inventory of all work in progress and an inventory of all finished Devices.  Unless otherwise agreed to between the Parties, all stock on hand as of the effective date of any termination of this Agreement will be dealt with promptly as follows:

(a)   Devices Manufactured and packaged pursuant to purchase orders from Amylin and accepted by Lilly will be delivered by Lilly to Amylin, whereupon Amylin will pay Lilly therefore in accordance with the terms hereof.

(b)           Work in progress commenced by Lilly against accepted purchase orders from Amylin will be completed by Lilly and delivered to Amylin, whereupon Amylin will pay Lilly therefore in accordance with the terms hereof.

11.5.2              In the event of termination of this Agreement by Lilly for Amylin’s material breach, voluntary termination of this Agreement by Amylin pursuant to Section 11.2 hereof or termination of this Agreement in the event of termination of the Collaboration Agreement by Lilly for Amylin’s material breach, Amylin shall be solely responsible for any wind down costs incurred by Lilly that cannot be reasonably avoided.  In the event of termination of this Agreement by mutual agreement of the Parties, the Parties shall share in any wind down costs incurred by Lilly that cannot be reasonably avoided.  Wind down costs shall include, without limitation, costs of completing the transition of the manufacturing process to a Successor Manufacturer (defined below), and commitments to Third Parties that cannot be reasonably avoided.  In all other cases of termination, Lilly shall be solely responsible for such wind-down costs.

11.5.3              With respect to any Device-specific capital investments incurred as part of Device Development or Manufacturing made by either Party that have a remaining undepreciated amount at the time Lilly ceases to Manufacture Devices in accordance with this Article 11:

(a)           if the Collaboration Agreement is in effect immediately following termination of this Agreement, then: (i) in the event of termination of this Agreement by Amylin for Lilly’s breach, Lilly will be solely responsible for such undepreciated amounts of the Parties, regardless of whether such capital investments are usable by Lilly; (ii) in the event of termination of this Agreement by Lilly for Amylin’s breach, Amylin will be solely responsible for such undepreciated amounts for capital investments that are not readily usable by Lilly, and Lilly will be solely responsible for such undepreciated amounts for capital investments that are readily usable by Lilly; (iii) in the event of termination of this Agreement other than for breach by a Party, and other than by Amylin pursuant to section 11.2, the Parties will use Commercially Reasonable Efforts to transfer to the Successor Manufacturer (defined below) any such capital investments, at the time feasible, given any continuing obligation of Lilly to supply Devices, that are not readily usable by Lilly, and Lilly will be solely responsible for undepreciated amounts for capital investments that the Parties are unable to transfer to the Third Party (whether or not such capital investments are readily usable by Lilly); and (iv) in the event of a voluntary termination of this Agreement by Amylin pursuant to Section 11.2 of this Agreement, Amylin will be solely responsible for such undepreciated amounts for capital investments that are not readily usable by Lilly, and Lilly will be responsible for such undepreciated amounts for capital investments that are readily usable by Lilly; and

(b)           if this Agreement expires in accordance with Section 11.1 or is terminated pursuant to Section 11.3(c) of this Agreement as a result of termination of the Collaboration Agreement, then: (i) in the event of termination of the Collaboration Agreement by Lilly pursuant to Section 12.3 thereof or expiration of this Agreement in accordance with Section 11.1 hereof, the Parties shall share such undepreciated amounts in proportion to their respective shares of Adjusted U.S. Operating Profit and Adjusted OUS Operating Profit under the Collaboration Agreement (i.e., 50%/50% for the U.S. and 80%/20% for outside the U.S.), with such capital investments allocated between Products for sale in the U.S. and Products for sale outside the U.S. in proportion to projected sales of Products in and outside of the U.S. in the next calendar year following such termination (provided that if no such sales are projected, such undepreciated amounts will be shared equally by the Parties); (ii) in the event of termination of the Collaboration Agreement by Amylin for Lilly’s breach, Lilly will be solely responsible for such undepreciated amounts; and (iii) in the event of termination of the Collaboration Agreement by Lilly for Amylin’s breach, Amylin will be solely responsible for such undepreciated amounts.

To the extent that a Party is responsible for all or any portion of undepreciated amounts for a capital investment made by the other Party as described above, such Party shall reimburse the other Party for its share of such undepreciated amounts within thirty (30) days of the date on which Lilly ceases to Manufacture Devices in accordance with this Article 11.  For example, assume that a Device specific capital investment made by Lilly has an initial cost of one million dollars ($1,000,000) and that prior to cessation of Manufacture of Devices under this Article 11, depreciation costs of six hundred thousand dollars ($600,000) have been recognized.  Accordingly, in the event of termination of this Agreement pursuant to Section 11.3(c) of this Agreement as a result of termination of the Collaboration Agreement by Lilly pursuant to Section 12.3 thereof, the Parties would […***…] the remaining undepreciated base of four hundred thousand dollars ($400,000) by requiring Amylin to reimburse Lilly for […***…] within thirty (30) days of the date on which Lilly ceases to Manufacture Devices in accordance with this Article 11.

11.5.4              In addition, upon expiration of this Agreement or termination of this Agreement for any reason (whether due to breach of this Agreement by either Party or otherwise):

(a)           Promptly following termination of this Agreement, and as soon as practicable given Lilly’s continuing obligation to supply Devices until the transfer described in this Section 11.5.4 is complete, Lilly will transfer to a Third Party manufacturer designated by Amylin and approved by Lilly, such approval not to be unreasonably withheld or delayed (the “Successor Manufacturer”), such Lilly Rights, Lilly Information, manufacturing records and Product-specific equipment and test or control procedures with respect to the Manufacture of Devices as is reasonably necessary to permit the Successor Manufacturer to Manufacture Devices meeting the Specifications on behalf of the Parties or Amylin, and will provide Amylin with a copy (or access to) such Lilly Rights, Lilly Information, manufacturing records, equipment and test or control procedures for use by the Successor Manufacturer and Amylin solely in relation to Manufacture of Devices.  The Parties shall provide the Successor Manufacturer with commercially reasonable technical and other assistance in connection with the use of such Lilly Rights and Lilly Information for the Manufacture of Devices and with the scale-up and validation to applicable regulatory standards of the Successor Manufacturer for the Manufacture of Devices in accordance with the Specifications.  Each Party shall use its Commercially Reasonable Efforts to enable the Successor Manufacturer to Manufacture Devices in accordance with the Specifications on a commercial scale sufficient to fulfill reasonable anticipated sales of Product as soon as reasonably practicable.  At Amylin’s request, Lilly will introduce Amylin and the Successor Manufacturer to Lilly’s vendors of raw materials or components used in the Manufacture of Devices, and will provide reasonable assistance to Amylin and/or the Successor Manufacturer, as applicable, in its efforts to enter into supply relationships with such vendors.  If any such vendor supplies Lilly with any such raw materials or components on an exclusive basis, Lilly shall waive

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compliance with any such condition to allow such vendor to transact business with Amylin and/or the Successor Manufacturer, as applicable solely in relation to the Manufacture of Devices;

(b)           The costs and expenses incurred by Lilly in effecting the technology transfer and providing the assistance described in Section 11.5.4(b) (collectively, the “Technology Transfer”) will be borne solely by Lilly in the event of (i) termination of this Agreement by Amylin for Lilly’s breach, (ii) termination of this Agreement by Lilly without cause, or (iii) termination of this Agreement by either Party in the event of termination of the Collaboration Agreement either by Amylin for Lilly’s breach thereof or by Lilly pursuant to Section 12.3 thereof.  In the event of termination of this Agreement by Lilly for Amylin’s breach, or voluntary termination of this Agreement by Amylin pursuant to Section 11.2 of this Agreement, or termination of this Agreement by either Party in the event of termination of the Collaboration Agreement by Lilly for Amylin’s breach thereof, Amylin will reimburse Lilly in full for Lilly’s reasonable and documented costs and expenses of performing the Technology Transfer within thirty (30) days of invoice by Lilly (such invoices to be delivered monthly).

11.6                        Supply Following Termination.  In the event this Agreement is terminated for any reason, Lilly shall, if Amylin so requests in writing, continue to use its Commercially Reasonable Efforts to supply Devices to Amylin pursuant to this Agreement until such time as the Successor Manufacturer is able to Manufacture Devices in accordance with the Specifications on a commercial scale sufficient to fulfill reasonable anticipated sales of Product and obtain or maintain required Marketing Approvals, except that in the case of termination of this Agreement by either Party pursuant to Section 11.3(c) hereof or voluntary termination of this Agreement by Amylin pursuant to Section 11.2 hereof, Lilly shall supply Devices to Amylin for no longer than […***…] from termination of this Agreement.  Lilly will supply such Devices to Amylin in accordance with the Quality Agreement and upon terms and conditions customary for comparable Third Party device manufacturing arrangements, except that the purchase price of such Devices shall be:

(a)           in the case of (i) termination of this Agreement by Amylin pursuant to Section 11.2, (ii) termination of this Agreement by Lilly for Amylin’s breach, (iii) termination of this Agreement pursuant to Section 11.3(c) as a result of termination of the Collaboration Agreement by Lilly for Amylin’s breach thereof, or (iv) termination of this Agreement pursuant to Section 11.3(c) as a result of termination of the

*Confidential Treatment Request(ed)

Collaboration Agreement by Lilly pursuant to Section 12.3 thereof, the […***…];
and

(b)           in the case of (i) termination of this Agreement by Lilly pursuant to Section 11.2, (ii) termination of this Agreement by Amylin for Lilly’s breach, or (iii) termination of this Agreement pursuant to Section 11.3(c) as a result of termination of the Collaboration Agreement by Amylin for Lilly’s breach thereof, the […***…].

11.7                        Continuing Obligations.  Termination of this Agreement for any reason will not relieve the Parties of any obligation accruing prior thereto or any antecedent breach of the provisions of this Agreement, and will be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement.  Without limiting the generality of the foregoing and in addition to the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, will serve to terminate the rights and obligations of the Parties hereto under Articles 1, 7, 8, 9, 10, 12, 13, 15 and 16 and Sections 3.3, 4.6(b), 11.5, 11.6, 11.7, 11.8 and 11.9 hereof, rights and obligations which otherwise expressly survive the termination of this Agreement and Sections which are necessary to give effect to rights and obligations which expressly survive the expiration or termination of this Agreement.

11.8                        Non-Exclusive Remedies.  The remedies set forth in this Section 11 or elsewhere in this Agreement will be in addition to, and will not be to the exclusion of, any other remedies available to the Parties at law, in equity or under this Agreement.

11.9                        Mitigation of Damages.  In the event of any breach of this Agreement by Amylin or Lilly, the other Party shall take reasonable actions to mitigate its damages.

ARTICLE 12
DISPUTE RESOLUTION

                                                Disputes between the Parties concerning either Party’s rights or obligations under this Agreement shall be resolved as set forth in the Collaboration Agreement.

*Confidential Treatment Request(ed)

ARTICLE 13
CONFIDENTIALITY

                Confidentiality, nondisclosure and nonuse of information and publication relating to the activities contemplated by this Agreement shall be governed by the provisions of the Collaboration Agreement.

ARTICLE 14
ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

14.1                        Compliance with Law.  Each of the Parties will comply with all Applicable Laws relating to its obligation hereunder.

14.2                        Commercially Reasonable Efforts.  Except as otherwise provided in this Agreement or the Collaboration Agreement, Lilly and Amylin each hereby agrees to use all Commercially Reasonable Efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of any Regulatory Authority and other Persons (including, without limitation, all applicable device listing and notifications to the FDA identifying Amylin as a distributor of the Devices); provided, however, that no Party will be required to (i) pay money (other than as expressly required pursuant to this Agreement or the Collaboration Agreement or as implicitly required in order for a  Party to carry out its obligations hereunder), or (ii) assume any other material obligation not otherwise required to be assumed by this Agreement or the Collaboration Agreement.

14.3                        Further Assurances.  The Parties intend that this Agreement contain all consents, licenses and authorizations from one Party to the other necessary to enable each Party to perform its obligations hereunder.  In the event any further such consents, licenses or authorizations are necessary, each Party agrees to take such further actions and execute such further agreements as may be reasonably necessary to carry out the intent and purposes of this Agreement.

ARTICLE 15
INDEMNIFICATION; LIMITATION OF LIABILITY; INSURANCE

15.1                        Indemnification.  Indemnification obligations of the Parties will be provided as set forth in the Collaboration Agreement.

15.2                        Limitation of Liability.  NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS) OR PUNITIVE DAMAGES, HOWEVER CAUSED OR UPON ANY THEORY OF LIABILITY (INCLUDING A PARTY’S OWN NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT (OR THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY’S EMPLOYEES, AGENTS CONTRACTORS OR SUBCONTRACTORS)).  NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THE INDEMNIFICATION PROVISIONS OF THIS AGREEMENT.

15.3                        Insurance.  The Parties will each, throughout the Term of this Agreement, maintain at its own cost and expense from a qualified insurance company, comprehensive general liability insurance and product liability insurance in an amount that is customary in the pharmaceutical and device industries.

ARTICLE 16
MISCELLANEOUS PROVISIONS

16.1                        Successors and Assigns.  This Agreement will be binding upon and will inure to the benefit of the Parties hereto and their respective successors and assigns.  This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligation hereunder be assigned or transferred by either Party without the prior written consent of the other Party; provided, however, that either Party may, without such consent, assign the Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates, or in the event of its merger or consolidation or change in control or similar transaction.  In the event of such transaction, however, intellectual property rights of the acquiring party to such transaction (if other than one of the Parties to this Agreement) shall not be included in any technology licensed hereunder.  The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any attempted assignment not in accordance with this Section 16.1 will be void.

16.2                        Notices.  Unless otherwise stated in this Agreement as to the method of delivery, all notices or other communications required or permitted to be given hereunder will be as set forth in Section 14.6 of the Collaboration Agreement.

16.3                        Waiver.  Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof only by a written instrument executed by such Party.  Except as otherwise provided in this Agreement no delay on the part of Lilly or Amylin in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Lilly or Amylin of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder

16.4                        Entire Agreement.  This Agreement, the Collaboration Agreement and Related Agreements, each of their appendices, exhibits, schedules and certificates, and all documents and certificates delivered or contemplated in connection herewith and therewith constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements or understandings of the Parties relating thereto.

16.5                        Amendment.  This Agreement may be modified or amended only by written agreement of the Parties hereto signed by authorized representatives of the Parties.

16.6                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

16.7                        Governing Law.  This Agreement will be governed and construed in accordance with the laws of the State of New York excluding any choice of law rules that may direct the application of the law of another state.

16.8                        Headings.  All section titles or headings contained in this Agreement and in any exhibit, schedule or certificate referred to herein or attached to this Agreement are for convenience only, will not be deemed a part of this Agreement and will not affect the meaning or interpretation of this Agreement.

16.9                        No Third Person Rights.  No provision of this Agreement will be deemed or construed in any way to result in the creation of any rights or obligations in any Person not a Party to this Agreement.

16.10                 Construction.  This Agreement will be deemed to have been drafted by both Lilly and Amylin and will not be construed against either Party as the draftsperson hereof.  Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified.

16.11                 Appendices, Exhibits, Schedules and Certificates.  Each attachment and exhibit attached hereto is incorporated herein by reference and made a part of this Agreement.

16.12                 No Joint Venture.  Nothing contained in this Agreement will be deemed to create any joint venture or partnership between the Parties hereto, and, except as is expressly set forth herein, neither Party will have any right by virtue of this Agreement to bind the other Party in any manner whatsoever.

16.13                 Severability.  If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective while this Agreement remains in effect, the legality, validity and enforceability of the remaining provisions will not be affected thereby.  In the event a part or provision of this Agreement is held to be illegal, invalid or unenforceable, the Parties agree to negotiate in good faith an amendment of such part or provision in a manner consistent with the intention of the Parties.

16.14                 Force Majeure.  If either Party is prevented from complying, either totally or in part, with any of the terms or provisions set forth herein by reason of an event of Force Majeure, including, by way of example and not of limitation, fire, flood, explosion, storm, strike, lockout or other labor dispute, riot, war, rebellion, accidents, terrorist acts, acts of God, acts of governmental agencies or instrumentalities, inability to obtain materials from suppliers, or any other similar or dissimilar cause, in each case to the extent beyond its reasonable control (“Force Majeure”) , such Party will provide written notice of such event to the other Party.  Said notice will be provided within five (5) business days of the occurrence of such event and will identify the requirements of this

Agreement or such of its obligations as may be affected, and, to the extent so affected, said obligations will be suspended during the period of such disability.  The Party prevented from performing hereunder will use Commercially Reasonably Efforts to remove such disability as promptly as possible and will continue performance whenever such causes are removed.  The Party so affected will give to the other Party a good faith estimate of the continuing effect of the Force Majeure condition and the duration of the affected Party’s nonperformance.  If the period of any previous actual nonperformance of a Party because of Force Majeure conditions plus the anticipated future period of such Party’s nonperformance because of such conditions will exceed an aggregate of one hundred twenty (120) days within any one year period, the other Party may terminate this Agreement by prior written notice to the nonperforming Party.

16.15                 Interpretation.  In the event of any conflict between this Agreement and the Collaboration Agreement, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ELI LILLY AND COMPANY

By:
Pedro P. Granadillo
Senior Vice President

AMYLIN PHARMACEUTICALS, INC.

By:
Printed Name:
Title:

EXHIBIT A

DEFINITION OF ALLOCATION OF SERVICE FOR
ACTUAL MANUFACTURING COST CALCULATION

“Actual Manufacturing Cost” will include Lilly’s costs for allocation of service, in addition to other cost elements.  Calculation of the Actual Manufacturing Cost will be consistent with the usual methodology utilized by Lilly to calculate Lilly’s Cost of Products Sold.

Allocation of services is the cost of the indirect materials, indirect labor and all other expenses incurred in the support of production and for the acquisition of materials related to production of the Devices.  The labor related charges included in the Allocation of Services would be calculated using the then current FTE Rate.  To the extent the costs above are not directly traceable to production of the Device, Lilly in good faith will apply reasonable allocation methods to such costs.  Examples of items that are incorporated as part of the Allocation of Services include:

(1)                                  repair and maintenance;

(2)                                  on-going qualification/validation;

(3)                                  manufacturing equipment and manufacturing support equipment calibration costs;

(4)                                  utilities;

(5)                                  depreciation and amortization;

(6)                                  raw material testing;

(7)                                  pre-inspection approval costs (including validation costs), which consists of Lilly’s internal labor and any out-of-pocket costs on an actual dollar for dollar basis;

(8)                                  Prorated costs for manufacturing administration such as complaint handling, customer service, technical stewardship, logistics, production planning, regulatory support, training and development, procedure coordination, procurement, finance and IT support, and

(9)                                  Other costs that are required to support the manufacture of Device in accordance with Generally Accepted Accounting Principles.

The costs of general corporate expenses that are not related to the Manufacturing of Devices are not included in the Allocation of Services.

EXHIBIT B

TABLE OF CONTENTS GUIDELINE

MRD TABLE OF CONTENTS

I.                                         Introductions

A.            […***…]

B.            […***…]

C.            […***…]

II.                                     Administration

A.            […***…]

B.            […***…]

C.            […***…]

III.                                 Primary contacts for the MRD

IV.                                Customer Satisfaction Measurement

A.            […***…]

B.            […***…]

C.            […***…]

D.            […***…]

V.                                    Key Contacts  (Direct and Support Personnel)

•                    Amylin

o                 Name, Title, Phone, and Fax

•                    Lilly

o                 Name, Title, Phone, and Fax

*Confidential Treatment Request(ed)

VI.                                Organizational Charts

A.            Amylin including support group charts

B.            Lilly including support group charts

VII.                            Supply Chain Diagram (Physical flow of device, subassembly, and components including subcontracts as required)

VIII.                        Material Planning, Forecasting, and Inventory Policy

A.            […***…]

B.            […***…]

C.            […***…]

D.            […***…]

E.             […***…]

F.             […***…]

[…***…]

[…***…]

G.            […***…]

IX.                                Shipping and Receiving of Finished Goods

A.            […***…]

B.            […***…]

C.            […***…]

D.            […***…]

E.             […***…]

F.             […***…]

X.                                    Financial

A.            […***…]

*Confidential Treatment Request(ed)

B.            […***…]

C.            […***…]

D.            […***…]

E.             […***…]

Attachments/Appendix

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

[…***…]

*Confidential Treatment Request(ed)

EXHIBIT C

TABLE OF CONTENTS GUIDELINE

QUALITY AGREEMENT TABLE OF CONTENTS

1.                                      […***…]

2.                                      […***…]

3.                                      […***…]

4.                                      […***…]

5.                                      […***…]

6.                                      […***…]

7.                                      […***…]

8.                                      […***…]

9.                                      […***…]

10.                               […***…]

11.                               […***…]

12.                               […***…]

(i)                                     […***…]

(ii)                                  […***…]

13.                               […***…]

14.                               […***…]

15.                               […***…]

16.                               […***…]

17.                               […***…]

18.                               […***…]

19.                               […***…]

*Confidential Treatment Request(ed)

20.          […***…]

21.                               […***…]

22.                               […***…]

23.                               […***…]

24.                               […***…]

25.                               […***…]

26.                               […***…]

27.                               […***…]

28.                               […***…]

29.                               […***…]

30.                               […***…]

31.                               […***…]

32.                               […***…]

33.                               […***…]

34.                               […***…]

35.                               […***…]

36.                               […***…]

37.                               […***…]

38.                               […***…]

39.                               […***…]

40.                               […***…]

41.                               […***…]

42.                               […***…]

*Confidential Treatment Request(ed)

43.                               […***…]

44.                               […***…]

*Confidential Treatment Request(ed)